UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.     )*

CARBON BLACK, INC.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

14081R 103

(CUSIP Number)

Carbon Black, Inc., 1100 Winter Street, Waltham, MA 02451

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

December 31, 2018

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 14081R 103	13G	Page 2 of 24

1.	NAMES OF REPORTING PERSONS Highland Capital Partners VI Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 2,035,739
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 2,035,739
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,035,739
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.0% (1)
12.	TYPE OF REPORTING PERSON (see instructions) PN

(1)

The percentage is based upon 67,895,646 shares of Common Stock of the Issuer outstanding as reported by the Issuer in its Form 10-Q for the quarterly period ended September 30, 2018, dated October 25, 2018.

CUSIP No. 14081R 103	13G	Page 3 of 24

1.	NAMES OF REPORTING PERSONS Highland Capital Partners VI-B Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,116,002
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,116,002
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,116,002
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.6% (1)
12.	TYPE OF REPORTING PERSON (see instructions) PN

(1)

The percentage is based upon 67,895,646 shares of Common Stock of the Issuer outstanding as reported by the Issuer in its Form 10-Q for the quarterly period ended September 30, 2018, dated October 25, 2018.

CUSIP No. 14081R 103	13G	Page 4 of 24

1.	NAMES OF REPORTING PERSONS Highland Entrepreneurs’ Fund VI Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 100,829
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 100,829
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 100,829
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1% (1)
12.	TYPE OF REPORTING PERSON (see instructions) PN

(1)

The percentage is based upon 67,895,646 shares of Common Stock of the Issuer outstanding as reported by the Issuer in its Form 10-Q for the quarterly period ended September 30, 2018, dated October 25, 2018.

CUSIP No. 14081R 103	13G	Page 5 of 24

1.	NAMES OF REPORTING PERSONS Highland Capital Partners VII Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 521,234
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 521,234
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 521,234
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8% (1)
12.	TYPE OF REPORTING PERSON (see instructions) PN

(1)

The percentage is based upon 67,895,646 shares of Common Stock of the Issuer outstanding as reported by the Issuer in its Form 10-Q for the quarterly period ended September 30, 2018, dated October 25, 2018.

CUSIP No. 14081R 103	13G	Page 6 of 24

1.	NAMES OF REPORTING PERSONS Highland Capital Partners VII-B Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 126,304
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 126,304
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 126,304
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2% (1)
12.	TYPE OF REPORTING PERSON (see instructions) PN

(1)

The percentage is based upon 67,895,646 shares of Common Stock of the Issuer outstanding as reported by the Issuer in its Form 10-Q for the quarterly period ended September 30, 2018, dated October 25, 2018.

CUSIP No. 14081R 103	13G	Page 7 of 24

1.	NAMES OF REPORTING PERSONS Highland Capital Partners VII-C Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 183,940
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 183,940
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 183,940
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3% (1)
12.	TYPE OF REPORTING PERSON (see instructions) PN

(1)

The percentage is based upon 67,895,646 shares of Common Stock of the Issuer outstanding as reported by the Issuer in its Form 10-Q for the quarterly period ended September 30, 2018, dated October 25, 2018.

CUSIP No. 14081R 103	13G	Page 8 of 24

1.	NAMES OF REPORTING PERSONS Highland Entrepreneurs’ Fund VII Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 16,331
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 16,331
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,331
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.02% (1)
12.	TYPE OF REPORTING PERSON (see instructions) PN

(1)

The percentage is based upon 67,895,646 shares of Common Stock of the Issuer outstanding as reported by the Issuer in its Form 10-Q for the quarterly period ended September 30, 2018, dated October 25, 2018.

CUSIP No. 14081R 103	13G	Page 9 of 24

1.	NAMES OF REPORTING PERSONS Highland Management Partners VI, Inc.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 3,252,570
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 3,252,570
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,252,570
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.8% (1)
12.	TYPE OF REPORTING PERSON (see instructions) CO

(1)

The percentage is based upon 67,895,646 shares of Common Stock of the Issuer outstanding as reported by the Issuer in its Form 10-Q for the quarterly period ended September 30, 2018, dated October 25, 2018.

CUSIP No. 14081R 103	13G	Page 10 of 24

1.	NAMES OF REPORTING PERSONS Highland Management Partners VI Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 3,151,741
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 3,151,741
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,151,741
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.6% (1)
12.	TYPE OF REPORTING PERSON (see instructions) PN

(1)

The percentage is based upon 67,895,646 shares of Common Stock of the Issuer outstanding as reported by the Issuer in its Form 10-Q for the quarterly period ended September 30, 2018, dated October 25, 2018.

CUSIP No. 14081R 103	13G	Page 11 of 24

1.	NAMES OF REPORTING PERSONS Highland Management Partners VII, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 847,809
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 847,809
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 847,809
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3% (1)
12.	TYPE OF REPORTING PERSON (see instructions) OO

(1)

The percentage is based upon 67,895,646 shares of Common Stock of the Issuer outstanding as reported by the Issuer in its Form 10-Q for the quarterly period ended September 30, 2018, dated October 25, 2018.

CUSIP No. 14081R 103	13G	Page 12 of 24

1.	NAMES OF REPORTING PERSONS Highland Management Partners VII Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 847,809
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 847,809
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 847,809
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3% (1)
12.	TYPE OF REPORTING PERSON (see instructions) PN

(1)

The percentage is based upon 67,895,646 shares of Common Stock of the Issuer outstanding as reported by the Issuer in its Form 10-Q for the quarterly period ended September 30, 2018, dated October 25, 2018.

CUSIP No. 14081R 103	13G	Page 13 of 24

1.	NAMES OF REPORTING PERSONS HEF VI Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 100,829
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 100,829
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 100,829
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions) ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2% (1)
12.	TYPE OF REPORTING PERSON (see instructions) PN

(1)

The percentage is based upon 67,895,646 shares of Common Stock of the Issuer outstanding as reported by the Issuer in its Form 10-Q for the quarterly period ended September 30, 2018, dated October 25, 2018.

CUSIP No. 14081R 103	13G	Page 14 of 24

Item 1.

(a)	Name of Issuer

Carbon Black, Inc.

(b)	Address of Issuer’s Principal Executive Offices

1100 Winter Street, Waltham, MA 02451    (617) 393-7400

Item 2.

(a)	Name of Person Filing

This Statement on Schedule 13G is being filed on behalf of:

(i)	Highland Capital Partners VI Limited Partnership, a Delaware limited partnership (“HCP VI”);

(ii)	Highland Capital Partners VI-B Limited Partnership, a Delaware limited partnership (“HCP VI-B”);

(iii)	Highland Entrepreneurs’ Fund VI Limited Partnership, a Delaware limited partnership (“HEF VI”);

(iv)	Highland Capital Partners VII Limited Partnership, a Delaware limited partnership (“HCP VII”);

(v)	Highland Capital Partners VII-B Limited Partnership, a Delaware limited partnership (“HCP VII-B”);

(vi)	Highland Capital Partners VII-C Limited Partnership, a Delaware limited partnership (“HCP VII-C”);

(vii)	Highland Entrepreneurs’ Fund VII Limited Partnership, a Delaware limited partnership (“HEF VII”);

(viii)	Highland Management Partners VI, Inc., a Delaware corporation (“Highland Management”);

(ix)	Highland Management Partners VI Limited Partnership, a Delaware limited partnership (“HMP VI”);

(x)	Highland Management Partners VII LLC, a Delaware limited liability company (“HMP LLC”);

(xi)	HEF VI Limited Partnership, a Delaware limited partnership (“HEF”); and

(xii)	Highland Management Partners VII, Limited Partnership, a Delaware limited partnership (“HMP VII”)

(b)	Address of Principal Business Office

c/o Highland Capital Partners

One Broadway, 16th Floor

Cambridge, Massachusetts 02142

(c)	Citizenship

HCP VI	Delaware
HCP VI-B	Delaware
HEF VI	Delaware
HCP VII	Delaware
HCP VII-B	Delaware
HCP VII-C	Delaware
HEF VII	Delaware
Highland Management	Delaware
HMP VI	Delaware
HMP LLC	Delaware
HEF	Delaware
HMP VII	Delaware

(d)	Title of Class of Securities

Common stock, par value $0.001 per share

CUSIP No. 14081R 103	13G	Page 15 of 24

(e)	CUSIP Number 14081R 103

Item 3.

Not Applicable

Item 4.	Ownership.

(a) and (b)    Amount beneficially owned:

(i)

HCP VI is the record owner of and beneficially owns 2,035,739 Shares (the “HCP VI Shares”) of Common Stock. HCP VI has the power to vote or direct the disposition of all of the HCP VI Shares. Such power is exercised through Highland Management as the sole general partner of HMP VI as the sole general partner of HCP VI.

(ii)

HCP VI-B is the record owner of and beneficially owns 1,116,002 Shares (the “HCP VI-B Shares”) of Common Stock. HCP VI-B has the power to vote or direct the disposition of all of the HCP VI-B Shares. Such power is exercised through Highland Management as the sole general partner of HMP VI as the sole general partner of HCP VI-B.

(iii)

HEF VI is the record owner of and beneficially owns 100,829 Shares (the “HEF VI Shares”) of Common Stock. HEF VI has the power to vote or direct the disposition of all of the HEF VI Shares. Such power is exercised through Highland Management as the sole general partner of HEF as the sole general partner of HEF VI.

(iv)

HCP VII is the record owner of and beneficially owns 521,234 Shares (the “HCP VII Shares”) of Common Stock. HCP VII has the power to vote or direct the disposition of all of the HCP VII Shares. Such power is exercised through HMP LLC as the sole general partner of HMP VII as the sole general partner of HCP VII.

(v)

HCP VII-B is the record owner of and beneficially owns 126,304 Shares (the “HCP VII-B Shares”) of Common Stock. HCP VII-B has the power to vote or direct the disposition of all of the HCP VII-C Shares. Such power is exercised through HMP LLC as the sole general partner of HMP VII as the sole general partner of HCP VII-B.

(vi)

HCP VII-C is the record owner of and beneficially owns 183,940 Shares (the “HCP VII-C Shares”) of Common Stock. HCP VII-C has the power to vote or direct the disposition of all of the HCP VII-C Shares. Such power is exercised through HMP LLC as the sole general partner of HMP VII as the sole general partner of HCP VII-C.

(vii)

HEF VII is the record owner of and beneficially owns 16,331 Shares (the “HEF VII Shares”) of Common Stock. HEF VII has the power to vote or direct the disposition of all of the HEF VII Shares. Such power is exercised through HMP LLC as the sole general partner of HMP VII as the sole general partner of HEF VII.

(viii)	HMP VI is the sole general partner of each of HCP VI and HCP VI-B and may be deemed to beneficially own the HCP VI Shares and HCP VI-B Shares.

CUSIP No. 14081R 103	13G	Page 16 of 24

(ix)	HEF is the sole general partner of HEF VI and may be deemed to beneficially own the HEF VI Shares.

(x)	Highland Management is the sole general partner of HMP VI and HEF VI and may be deemed to beneficially own the HCP VI Shares, the HCP VI-B Shares and the HEF VI Shares.

(xi)

HMP VII is the sole general partner of HCP VII, HCP VII-B, HCP VII-C and HEF VII and may be deemed to beneficially own the HCP VII Shares, the HCP VII-B Shares, the HCP VII-C Shares and the HEF VII Shares.

(xii)	HMP LLC is the sole general partner of HMP VII and may be deemed to beneficially own the HCP VII Shares, the HCP VII-B Shares, the HCP VII-C Shares and the HEF VII Shares.

(c) Number of shares as to which such person has:

	Number of Shares of Common Stock
Reporting Person	(i)	(ii)	(iii)	(iv)
HCP VI	0	2,035,739 Shares	0	2,035,739 Shares
HCP VI-B	0	1,116,002 Shares	0	1,116,002 Shares
HEF VI	0	100,829 Shares	0	100,829 Shares
HCP VII	0	521,234 Shares	0	521,234 Shares
HCP VII-B	0	126,304 Shares	0	126,304 Shares
HCP VII-C	0	183,940 Shares	0	183,940 Shares
HEF VII	0	16,331 Shares	0	16,331 Shares
Highland Management	0	3,252,570 Shares	0	3,252,570 Shares
HMP VI	0	3,151,741Shares	0	3,151,741Shares
HMP LLC	0	847,809 Shares	0	847,809 Shares
HMP VII	0	847,809 Shares	0	847,809 Shares
HEF	0	100,829 Shares	0	100,829 Shares

(i)	Sole power to vote or direct the vote
(ii)	Shared power to vote or to direct the vote
(iii)	Sole power to dispose or to direct the disposition of
(iv)	Shared power to dispose or to direct the disposition of

The percentage is based upon 67,895,646 shares of Common Stock of the Issuer outstanding as reported by the Issuer in its Form 10-Q for the quarterly period ended September 30, 2018, dated October 25, 2018.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☐ .

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not Applicable.

CUSIP No. 14081R 103	13G	Page 17 of 24

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certification

Not Applicable

CUSIP No. 14081R 103	13G	Page 18 of 24

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the agreement set forth as Exhibit 1.

Highland Capital Partners VI Limited Partnership

By:	Highland Management Partners VI Limited Partnership, its General Partner

By:	Highland Management Partners VI, Inc., its General Partner

	By:	/s/ Jessica Healey
Authorized Manager

Highland Capital Partners VI-B Limited Partnership

By:	Highland Management Partners VI Limited Partnership, its General Partner

By:	Highland Management Partners VI, Inc., its General Partner

	By:	/s/ Jessica Healey
Authorized Manager

Highland Entrepreneurs’ Fund VI Limited Partnership

By:	HEF VI Limited Partnership, its General Partner

By:	Highland Management Partners VI, Inc., its General Partner

	By:	/s/ Jessica Healey
Authorized Manager

Highland Capital Partners VII Limited Partnership

By:	Highland Management Partners VII Limited Partnership, its General Partner

By:	Highland Management Partners VII, LLC, its General Partner

	By:	/s/ Jessica Healey
Authorized Manager

Highland Capital Partners VII-B Limited Partnership

By:	Highland Management Partners VI Limited Partnership, its General Partner

By:	Highland Management Partners VI, Inc., its General Partner

	By:	/s/ Jessica Healey
Authorized Manager

CUSIP No. 14081R 103	13G	Page 19 of 24

Highland Capital Partners VII-C Limited Partnership

By:	Highland Management Partners VII Limited Partnership, its General Partner

By:	Highland Management Partners VII, LLC, its General Partner

	By:	/s/ Jessica Healey
Authorized Manager

Highland Entrepreneurs’ Fund VII Limited Partnership

By:	HEF VII Limited Partnership, its General Partner

By:	Highland Management Partners VII, LLC, its General Partner

	By:	/s/ Jessica Healey
Authorized Manager

Highland Management Partners VI, Limited Partnership

By:	Highland Management Partners VI, Inc., its General Partner

	By:	/s/ Jessica Healey
Authorized Manager

Highland Management Partners VI, Inc.

By:	/s/ Jessica Healey
Authorized Manager

Highland Management Partners VII, Limited Partnership

By:	Highland Management Partners VII, LLC, its General Partner

	By:	/s/ Jessica Healey
Authorized Manager

CUSIP No. 14081R 103	13G	Page 20 of 24

Highland Management Partners VII, LLC

By:	/s/ Jessica Healey
Authorized Manager

HEF VI Limited Partnership

By:	Highland Management Partners VI, Inc., its General Partner

	By:	/s/ Jessica Healey
Authorized Manager

CUSIP No. 14081R 103	13G	Page 21 of 24

EXHIBIT INDEX

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.